Exhibit 10.1

Execution Version

STERLING BANCORP, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into effective as of June 1, 2020 (the “Effective Date”), by and between Sterling Bancorp, Inc. (the “Company”), a Michigan corporation and the holding company for Sterling Bank and Trust, F.S.B., with its principal executive offices at One Towne Square, Suite 1900, Southfield, MI 48076 (the “Executive Offices”), and Thomas M. O’Brien (“Executive”). Any reference to the “Bank” in this Agreement shall mean Sterling Bank and Trust, F.S.B., or any successor to Sterling Bank and Trust, F.S.B.

WHEREAS, Executive and the Board of Directors of the Company desire to enter into an employment agreement setting forth the terms and conditions of the employment of Executive and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Position and Responsibilities.

(a)    During the period of Executive’s employment under this Agreement, Executive agrees to serve as Chairman, President and Chief Executive Officer of the Company and of the Bank. Executive shall have responsibility for the general management and control of the business and affairs of the Company and its affiliates and shall perform all duties and shall have all powers which are commonly incident to the offices of Chairman, President and Chief Executive Officer or which, consistent with those offices, are delegated to him by the Board of Directors of the Company (the “Board of Directors”), and Executive shall report directly to the Board of Directors.

(b)    During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its affiliates, as well as participation in community, professional and civic organizations, which may promote the business affairs of the Company. Notwithstanding any provisions herein to the contrary, Executive may serve, or continue to serve, on the board of directors of Prudential Insurance Company of America Mutual Fund Complex and boards of directors (or similar bodies) of not-for-profit entities.

(c)    The Company will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the Executive Offices, or such other location as is mutually agreed to between the Company and Executive.

(d)    During the period of Executive’s employment under this Agreement, the Board of Directors shall take all actions necessary to appoint Executive as a director of the Company and the Bank and to the Executive Committee of each of the boards of directors of the Company and the Bank if any and to nominate him for election by the Company’s shareholders as a member of the Board of Directors, and, upon such appointment or election, Executive agrees to serve in such capacity. Upon Executive’s termination of employment as an officer and employee of the Company for any reason, Executive hereby agrees and acknowledges that this Agreement shall constitute such individual’s letter of resignation as a member of the Board of Directors of the Company, the Bank, and all related entities of the Company and the Bank, effective as of the date of such termination of employment.

2.	Period of Employment.

Executive’s employment under this Agreement shall commence on the first business day following the date of receipt by both the Company and the Bank of the final applicable regulatory approvals or non-objections from the OCC and, if necessary, the FRB, as described in Section 20(b) below (“Regulatory Approval.”) The Company and Executive acknowledge and agree that Executive’s employment is “at-will,” meaning that Executive’s employment is for no definite period of time, and Executive or the Company may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Board of Directors of the Company.

3.	Compensation and Benefits.

(a)    Base Salary. The Company agrees to pay Executive during the period of Executive’s employment under this Agreement a base salary at the rate of $3,000,000 per annum, payable in accordance with the customary payroll practices of the Company, or those of the Bank in accordance with Section 8(b) below. The Board of Directors or the Compensation Committee of the Board of Directors shall review annually the rate of Executive’s base salary based upon factors they deem relevant, and may maintain or increase his base salary, provided that, no such action shall reduce the rate of base salary below the rate then in effect without Executive’s express written consent. In the absence of action by the Board of Directors, Executive shall continue to receive a base salary at the per annum rate specified above or, if another rate has been established under the provisions of this Section 3, the rate last properly established by action of the Board of Directors.

(b)    Equity Award. Executive shall be entitled to be granted an equity award in accordance with the following terms:

(i)                 Option Grant. Executive will be granted a stock option to purchase 300,000 shares of stock of the Company (the “Option”) with an exercise price per share equal to the average of the high and the low sales prices on NASDAQ on the date of grant. The grant shall take place on the later of (i) date of commencement of employment, which will on the first business day following receipt of Regulatory Approval, and (ii) the 4th trading day following public announcement by the Company of the appointment of Executive as Chairman, President and Chief Executive Officer of the Company and of the Bank. The Option will vest at the rate based on the following schedule: 1/3 of such options shall vest on January 1, 2021, 1/3 of such options shall vest on the first anniversary of the date of grant, and the remaining 1/3 of such options shall vest on January 1, 2022, subject to Executive’s continued employment with the Company through each such vesting date; provided that, the unvested portion of the Option will vest immediately in full upon Executive’s termination of employment due to his death or Disability or upon a “Change of Control” as defined in Section 7(e). In the event of termination of employment other than termination for Cause, if the Option to purchase Company stock is exercisable at the time of such termination of employment, it shall remain exercisable for three years following such termination, provided that the Executive shall be in compliance with the post-termination, non-competition and non-solicitation limitations set forth in Sections 6 and 7 below. The provisions of this Section 3(b)(i) shall survive the expiration of this Agreement.

(ii)              The Company shall cause the shares underlying such awards to be registered under the Securities Act of 1933, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law as soon as practicable following the Company’s eligibility to do so, and the Company shall take all actions required to maintain the effectiveness of such registration statement until all common stock that may be issued, sold or delivered to Executive has been so issued, sold and/or delivered or the Company’s obligations have lapsed. The Board of Directors of the Company shall take all necessary action to ensure that the grants and purchases contemplated by this Agreement are approved for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

(iii)             The Executive shall also be eligible to receive annual equity awards at the discretion of the Company’s Compensation Committee in accordance with Company approved and adopted equity plans.

(c)    Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to participate in any employee benefits, fringe benefits, perquisites and business expense reimbursements that the Company or the Bank offers to full-time employees or executive management now or in the future on a basis no less favorable than those provided to similarly situated executives. Without limiting the generality of the foregoing provisions of this paragraph, Executive shall be entitled to participate in or receive benefits under all plans relating to stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement (other than through or related to bank owned life insurance arrangements), group life insurance, medical and other health and welfare coverage that are made available by the Company or the Bank as of the date Executive commences employment or at any time in the future during the period of Executive’s employment under this Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d)    Temporary Housing and Relocation Assistance. Executive shall establish a residence within 35 miles of Southfield Michigan not later than October 1, 2020. To assist Executive with his relocation, the Company will directly pay for the following, subject to the Executive providing the Company with appropriate documentation of such expense within a reasonable time of the date incurred:

(i)               Hotel costs for up to ninety (90) days (up to a maximum of $22,500) and following the Executive’s rental of an apartment, an apartment rental of up to $1,500 per month.

(ii)              The reasonable moving expenses associated with packing and moving certain of Executive’s household goods, both to his residence in or around Southfield Michigan and at the termination of employment with the Company (other than a termination for Cause) from his residence in or around Southfield Michigan, up to a maximum of $5,000 for each move.

(iii)             Travel expenses for the Executive to the Executive’s residence in Florida up to a maximum of $500 per week.

To the extent commercially reasonable, the Company shall endeavor to provide the benefits described in this Section 3(d) in a manner that minimizes any associated tax liability to Executive. If the payments under this Section 3 (d) result in taxable income to the Executive which is not deductible by the Executive, then the Company shall pay to the Executive an additional amount equal to the federal, state and local income taxes (at the effective rates actually paid by the Executive on such amounts) on payments under this section 3(d).

4.	Termination for Cause; Death; Disability; Good Reason.

(a)    Termination for Cause. With respect to termination of Executive’s employment, “Cause” shall be considered to exist if Executive: (i) has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, Executive’s inability to perform such duties as a result of drug or alcohol dependency); (ii) has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned duties; (iii) has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other circumstance likely, in the reasonable judgment of the Board of Directors of the Company, to have a material adverse effect on the Bank and the Company or their business, operations or reputation taken as a whole;

(i)       has violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Bank or the Company in his performance of services for the Bank or the Company or the Company’s or the Bank’s code of conduct; or (v) has willfully and intentionally breached the material terms of this Agreement in any material respect. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank and the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, the board of directors of the Bank or the Executive Committee of either board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank and the Company. Any such determination must be made by a majority vote of the entire membership of the Board of Directors of the Company at a meeting of the Board of Directors called and held for that purpose, finding that, in the good faith opinion of the Board of Directors, Executive’s conduct satisfies the requirements for termination for Cause. Termination for Cause shall be effected by written Notice of Termination (as described below) to Executive setting forth with particularity the grounds for termination. Notwithstanding any other provision to the contrary, and for the avoidance of doubt, other than with respect to earned but unpaid salary and such other vested benefits as are set forth in this Agreement and in any other agreement or plan, Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that commencement of employment is further conditioned upon the Company’s prior receipt of satisfactory results regarding customary drug testing.

(b)    Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive’s death during the period of his employment under this Agreement, the Company shall make payment to his estate in the amount of Executive’s base salary through the end of the month in which the death occurred, and such other vested benefits as are set forth in this Agreement and in any other agreement or plan. This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Company or the Bank.

(c)    Disability. The Company may terminate Executive’s employment upon a determination, by vote of a majority of the members of the Board of Directors of the Company, acting in reliance on the written advice of a medical professional acceptable to them and reasonably acceptable to Executive or his guardian, that Executive is suffering from a “Disability,” which shall mean a physical or mental impairment which, at the date of the determination, has prevented Executive from performing his assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent Executive from performing his assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months beginning with the date of the determination. As a condition to any benefits, the Board of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate. In the event of Executive’s Disability, Executive will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as are set forth in this Agreement and in any other agreement or plan. This provision shall not negate any rights Executive may have to disability benefits under any other plan of the Company or the Bank. A termination of employment due to Disability under this Section 4(c) shall be effected by Notice of Termination given to Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or sixty (60) days after the date on which the Notice of Termination is given to Executive, provided that Executive has not resumed, on a substantially full-time basis, his employment with the Company as Chairman, President and Chief Executive Officer.

(d)    Termination for Good Reason. With respect to termination of Executive’s employment, “Good Reason” shall be considered to exist upon the occurrence of any of the following events without Executive’s consent:

(i)               the assignment to duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;

(ii)              a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, including a requirement that Executive report to an officer or employee instead of reporting directly to the Board;

(iii)             a material reduction in Executive’s annual base salary;

(iv)             the Company’s requiring Executive to be based at any office or location resulting in a material increase in Executive’s commute to and from Executive’s primary residence in or near Southfield, Michigan (for this purpose an increase in the Executive’s commute by 50 miles or more shall be deemed material);

(v)              the Board of Directors’ failure to appoint Executive as a director of the Company and Bank and to the Executive Committee of each of the boards of directors of the Company and the Bank or to nominate him for election by the Company’s shareholders or Executive’s removal from such boards or committees (as a result of not being reelected or otherwise); or

(vi)             any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided that, within ninety (90) days after the initial existence of such event, the Company shall be given notice and an opportunity, of not less than thirty (30) days, to remedy in good faith the condition constituting such “Good Reason” as asserted by Executive. Executive’s employment shall continue in effect during such time so long as the Company makes diligent efforts during such time to cure the asserted Good Reason event or condition. In the event that the Company shall remedy in good faith the event or condition constituting Good Reason, then Executive’s notice of termination for Good Reason shall be null and void, and, as a result of such event, the Executive shall not be entitled to resign with Good Reason. The Company’s remedy of any Good Reason event or condition with or without notice from Executive shall not relieve the Company from any obligations to Executive under this Agreement or otherwise and shall not affect Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred. In the event of Executive’s termination of employment for Good Reason, Executive will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the date of termination of employment and such other vested benefits as are set forth in this Agreement and in any other agreement or plan.

5.	Notice.

(a)    Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective two days after mailing by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:                          Sterling Bancorp, Inc.

Attn: General Counsel

One Towne Square

Suite 1900

Southfield, MI 48076

With a copy to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Attention: Robert C. Azarow
Telephone: 212-836-7477
Email: Robert.Azarow@arnoldporter.com

If to Executive, to his address most recently on file with the Company, with a copy to:

Wiggin and Dana LP
800 17th Street, N.W.
Washington, D.C. 20006
Attention: Christian Chandler
Telephone: 202-800-2474
Email: cchandler@wiggin.com

(b)    Any purported termination of employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon to provide a basis for termination of Executive’s employment.

6.	Post-Termination Obligations.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with Section 7 of this Agreement. Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation to which it or any of its affiliates is, or may become, a party, other than any litigation between Executive and the Company or its affiliates. The Company shall reimburse Executive for reasonable costs incurred by Executive in providing such information and assistance.

7.	Non-Competition, Non-Solicitation and Non-Disclosure.

(a)    For a period of one (1) year following Executive’s termination of employment for any reason other than death, Executive agrees to the application of, and to abide by, the non- competition and non-solicitation restrictions and covenants set forth in this Section 7(a). Notwithstanding the foregoing, no such non-competition and non-solicitation restrictions shall apply in the event of a termination of employment upon or following a “Change of Control” (as defined in Section 7(e)) that occurs after the initial term of the change in control and severance agreement contemplated by Section 21.

(i)          Executive will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (1) to which the Company, the Bank, or any subsidiary of such entities sold any product or service during the thirty-six (36) month period immediately prior to Executive’s termination of employment, or (2) which Executive was otherwise aware was a client of the Company, the Bank, or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(ii)         Executive shall not engage in providing professional services or enter into employment as an employee, director, consultant, representative or similar relationship to any financial services enterprise (including a savings and loan association, bank, credit union or insurance company) that is primarily engaged in the business of offering retail customer and commercial deposit and/or loan products in the States of Michigan or California and is materially competitive with the Company, the Bank or their subsidiaries in the States of Michigan or California.

(iii)        Executive hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities for employment with any enterprise, nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Company, the Bank, or any subsidiary of such entities to leave the employ of the Company, the Bank, or any subsidiary of such entities.

The provisions of this Section 7(a) shall survive the expiration of this Agreement.

(b)    Non-Disparagement. Executive shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities, except to the extent required (i) by law or by a court or other governmental agency of competent jurisdiction, or (ii) to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended (“Exchange Act”)). The Company and the Bank shall not knowingly or intentionally make any statements that disparage Executive, and the Company and the Bank shall each instruct its directors and officers not to make any statements that disparage Executive. The provisions of this Section 7(b) shall survive the expiration of this Agreement.

(c)    Non-Disclosure. Executive acknowledges that during his employment he will learn and have access to confidential information regarding the Company and the Bank and its customers and businesses (“Confidential Information”). Executive agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Company or the Bank consents to such disclosure or use, or such information becomes common knowledge in the industry or is otherwise legally in the public domain. Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Company, the Bank, or any subsidiaries or affiliates, or to any of the businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company and the Bank. Executive shall not otherwise knowingly act or conduct himself (1) to the material detriment of the Company or the Bank, or its subsidiaries, or affiliates, or (2) in a manner which is inimical or contrary to the interests of the Company or the Bank. Notwithstanding the foregoing, it shall not be a breach of this Section 7(c) for Executive to disclose Confidential Information to the extent that disclosure is (A) requested by the Company or its affiliates or (B) required by a court or other governmental agency of competent jurisdiction. The provisions of this Section 7(c) shall survive the expiration of this Agreement. Notwithstanding anything herein to the contrary, the Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive is further notified that if he files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Executive may disclose the Employer’s trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Further, notwithstanding anything in this Agreement to the contrary, nothing contained herein prohibits the Executive from reporting, without the prior authorization of the Employer and without notifying the Employer, possible violations of federal law or regulation to the United States Securities and Exchange Commission, the United States Department of Justice, the United States Congress or other governmental agency having apparent supervisory authority over the business of the Employer, or making other disclosures that are protected under the whistleblower provisions of Federal law or regulation.

(d)    For purposes of this Section 7, the parties agree to exclusive jurisdiction in the federal and state courts of Michigan. Subject to the final sentence of this Section 7(d), the parties hereto, recognizing that irreparable injury will result to the Company or its affiliates, its business and property in the event of Executive’s breach of any provision of this Section 7, agree that in the event of any such breach by Executive, the Company or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction issued by any court of competent jurisdiction located in Michigan to restrain the violation or attempted violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive further agrees that the period of restriction set forth in this Section 7 shall be tolled during any period of violation thereof by Executive. Executive represents and admits that in the event of his termination of employment with the Company, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company or its affiliates, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to the Company or its affiliates for such breach or threatened breach, including the recovery of damages from Executive. Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company or its affiliates without Cause or by Executive for Good Reason, the parties hereto agree that the only remedy available to the Company or its affiliates upon a breach of this Section 7 is termination of the post-termination option exercise period contemplated by Sections 3(b) of any then outstanding options as of the date of such breach.

(e)    A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)          the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A)             at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B)              at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii)         the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)        a complete liquidation or dissolution of the Company; or

(iv)        any event which would be described in section 7(e)(i), (ii) or (iii) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 7(e), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

8.	Source of Payments.

(a)    All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Company, subject to Section 8(b).

(b)    Any compensation or benefits provided to Executive by any direct or indirect subsidiary of the Company or the Bank shall be applied to offset the obligations of the Company hereunder in such manner as the Company and the Bank may mutually agree, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company, the Bank and all of their respective direct or indirect subsidiaries and affiliates.

9.	Entire Agreement.

This Agreement, together with any subsequent understanding or modifications thereof as agreed to in writing by the parties, contain all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, arrangements and communications between the parties concerning such subject matter, whether oral or written. Notwithstanding anything herein to the contrary, any period that Executive shall have served the Company, the Bank or any related entity as a consultant and not as an employee prior to the commencement of Executive’s employment under this Agreement shall not be deemed service to the Company as an employee, and shall not be considered or included in any calculation or determination of time employed by the Company for purposes of this Agreement.

10.	No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

11.	Modification and Waiver.

(a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

12.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Michigan without regard to principles of conflicts of law of Michigan.

15.	Arbitration.

Except as provided in Section 7(d) above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the Executive Offices of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The provisions of this Section 15 shall survive the expiration of this Agreement.

16.	No Duty of Mitigation.

Executive shall not be required to mitigate the amount of any payment of severance benefits if he accepts other compensation for employment with another entity.

17.	Indemnification.

Except as prohibited by applicable law, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a directors’ and officers’ liability insurance policy at its expense on terms and conditions at least as favorable as the most favorable coverage in effect for other directors and officers of the Company (or any successor) and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Michigan law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or its affiliates (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements. The provisions of this Section 17 shall survive the expiration of this Agreement.

18.	Successors and Assigns.

This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and their respective successors and assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Executive shall not assign any part of Executive’s rights under this Agreement without the written consent of the Company.

19.	Withholding; 409A.

(a)    All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

(b)    To the extent that any reimbursements or in-kind payments are subject to Section 409A of the Code, then such reimbursements or in-kind payments (other than medical expenses) shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

20.	Regulatory Matters.

(a)    Nothing in this Agreement shall be deemed to constitute an obligation of the Company or the Bank to make any payments or agree to make any payments to Executive which require prior approval in accordance with the Federal Deposit Insurance Corporation (“FDIC”) regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(b)    Notwithstanding anything herein to the contrary, Executive shall not commence employment with the Company or the Bank prior to both the Company’s and the Bank’s receipt of the required regulatory approvals or non-objections with respect to Executive’s employment as contemplated in this Agreement, including the approval or non-objection by both the Office of the Comptroller of the Currency (“OCC”) and, if necessary, the Board of Governors of the Federal Reserve System (“FRB”) to Interagency Notices of Change in Director or Senior Executive Officer. Further, in the event that (i) either of the Notices of Change in Director or Senior Executive Officer (the “Notices”) filed by the Bank and Company under Section 32 of the Federal Deposit Insurance Act, 12 U.S.C. § 1831i, to request approval to hire Executive as its Chairman, President and Chief Executive Officer and to appoint him as a director of the Bank and the Company is denied by the OCC or the FRB, respectively, or (ii) the OCC or the FRB indicates that such agency is unlikely to approve the respective Notice, then the Company shall give notice of such determination to Executive and thereafter this Agreement shall be deemed null and void.

21.	Related Matters.

Following the execution of this Agreement, Executive and the Company shall cooperate to promptly negotiate in good faith the terms of a change in control and severance agreement generally consistent with market terms available at publicly traded institutions, whether in the form of an amendment to this Agreement or a separate agreement, to be entered into between Executive and the Company after first receiving approval in accordance with 12 C.F.R. Part 359.

[signature page follows]

IN WITNESS WHEREOF, Sterling Bancorp, Inc. has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on this 1st day of June, 2020.

STERLING BANCORP, INC.

By:	/s/ Colleen L. Kimmel
Colleen L. Kimmel
Vice President & General Counsel

EXECUTIVE

/s/ Thomas M. O’Brien
Thomas M. O’Brien